                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Prospectus Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         MINE SAFETY APPLIANCES COMPANY
                (Name of Registrant as Specified In Its Charter)


                         MINE SAFETY APPLIANCES COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO MINE SAFETY APPLIANCES COMPANY]

MINE SAFETY APPLIANCES COMPANY  P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230
                             PHONE (412) 967-3000

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF
  MINE SAFETY APPLIANCES COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Wednesday, April 27, 1994, at 10:00 A.M., local Pittsburgh time, at the Company's headquarters, 121 Gamma Drive, RIDC Industrial Park, O'Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

          (1) Election of Directors: The election of three directors for a term of three years;

          (2) Amendment of the 1990 Non-Employee Directors' Stock Option Plan:
     Approval of an amendment to the Company's 1990 Non-Employee Directors' Stock Option Plan to increase annual stock option grants under the plan from 200 to 500 shares of Common Stock per non-employee director.

          (3) Selection of Auditors: The selection of independent auditors for the year ending December 31, 1994;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 18, 1994 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it to the Company in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

                                          By Order of the Board of Directors,

                                                     DONALD H. CUOZZO
                                                        Secretary

March 16, 1994

March 16, 1994

                         MINE SAFETY APPLIANCES COMPANY

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the "Company") of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Wednesday, April 27, 1994, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

     The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

                       VOTING SECURITIES AND RECORD DATE

     As of February 18, 1994, the Company had 6,009,653 shares of Common Stock issued and outstanding. Holders of Common Stock of the Company of record on the books of the Company at the close of business on February 18, 1994 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company's 4-1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

     See "Security Ownership" for information with respect to share ownership by the directors and officers of the Company and the beneficial owners of 5% or more of the Company's Common Stock.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     Three directors will be elected at the Annual Meeting to serve until the Annual Meeting in 1997 and until a successor has been elected and qualified. The Board of Directors recommends a vote FOR the election of the three nominees named below, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Board in the event a nominee named becomes unavailable for election.

     The following table sets forth certain information about the nominees and about the directors whose terms of office will continue after the Annual Meeting. Messrs. Gerlach and Ryan, Jr. are currently members of the Board. Mr. Campbell has not previously served as a director of the Company.

                              Principal Occupation and any                    Director                Other
Name                           Position with the Company            Age         Since             Directorships
- ----                           -------------------------            ---         -----             -------------

                                           Nominees for terms expiring in 1997:

Calvin A. Campbell, Jr.      President and Chief Executive            59          N/A        Champion Parts, Inc.; Cyprus
                             Officer of Goodman Equipment                                    Amax Minerals Company;
                             Corporation (manufacturer of                                    Eastman Chemical Company
                             underground mining locomotives and
                             plastics blow molding machinery)

G. Donald Gerlach            Partner of Reed Smith Shaw & McClay      60         1989              None
                             (attorneys-at-law)

John T. Ryan, Jr.            Retired; formerly Chairman of the        82         1943              None
                             Board of Directors of the Company;
                             Chairman of the Executive Committee
                             of the Board
                                    Continuing Directors with terms expiring in 1995:

Helen Lee Henderson          Investor; President of Chiron            55         1991              None
                             Productions, Ltd. (theatrical
                             business)

John T. Ryan III             President, Chairman and Chief            50         1981              None
                             Executive Officer of the Company

Leo N. Short, Jr.            Retired; formerly Chairman of the        67         1986              None
                             Board and Chief Executive Officer of
                             the Company; Chairman of MSA
                             International


                              Principal Occupation and any                    Director                Other
Name                           Position with the Company            Age         Since             Directorships
- ----                           -------------------------            ---         -----             -------------


                                    Continuing Directors with terms expiring in 1996:

John M. Arthur               Consultant to Chambers Development       71         1974        DQE Inc., Duquesne Light
                             Company, Inc. (waste management);                               Company and Chambers
                             formerly Chairman of the Board of                               Development Company, Inc.
                             Duquesne Light Company (electric
                             public utility)

Joseph L. Calihan            Managing Partner of Bradford Capital     56         1993                None
                             Partners (venture capital
                             investments and acquisitions);
                             Chairman of the Board and Chief
                             Executive Officer of Bradford
                             Schools, Inc. (post-secondary
                             business schools)

     For at least the past five years, directors Calihan, Campbell, Gerlach and Henderson have engaged, and for at least five years prior to his retirement director Ryan, Jr. was engaged, in the principal occupations indicated in the table above. Prior to becoming President, Chairman and Chief Executive Officer in October 1991, Mr. Ryan III was President of the Company since April 1990 and previously was Executive Vice President of the Company. Mr. Short was Chairman of the Board and Chief Executive Officer of the Company from April 1990 to October 1991 and previously was President and Chief Executive Officer of the Company. Mr. Arthur has been a consultant to Chambers Development Company, Inc. since January 1991; he retired as Chairman of the Board of Duquesne Light Company in August 1987. Mr. Campbell also was Chairman of the Board (May 1991 to May 1992) and President and Chief Executive Officer (February 1992 to May 1992) of Cyprus Minerals Company (now Cyprus Amax Minerals Company).

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and certain other committees. The Audit Committee, which met two times during 1993, reviews the preparations for and scope of the annual audit of the Company's financial statements, makes recommendations as to the retention of independent auditors and as to their fees and performs such other duties relating to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The current members of the Audit Committee are directors Arthur, Calihan, Gerlach, Henderson, Ryan, Jr. and John P. Roche, a director whose term of office will not continue after the Annual Meeting, each for a term expiring at the 1994 organizational meeting of the Board of Directors.

     The Compensation Committee presently consists of directors Arthur, Gerlach, Henderson, Roche, Ryan, Jr. and Short, each for a term expiring at the 1994 organizational meeting of the Board. The Compensation Committee, which met one time in 1993, makes recommendations to the Board with respect to the compensation of officers of the Company. A report of the Compensation Committee as to its policies in recommending the 1993 compensation of the Company's executive officers appears below. The Compensation Committee also administers the Company's 1987 Management Share Incentive Plan, and is empowered to award restricted shares and grant stock options thereunder, and administers the predecessor 1980 Management Share Incentive Plan.

     The current members of the Nominating Committee are directors Arthur, Gerlach, Henderson and Ryan III, each for a term expiring at the 1994 organizational meeting of the Board. The Nominating Committee was formed after the 1993 Annual Meeting and did not meet in 1993. The Nominating Committee considers potential candidates for election to the Board of Directors and makes recommendations to the Board. Any shareholder who desires to have an individual considered for nomination by the Nominating Committee must submit a recommendation in writing to the Secretary of the Company not later than November 30 preceding the annual meeting at which the election is to be held.

     The Board of Directors met seven times during 1993. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served.

Vote Required

     The three candidates receiving the highest numbers of votes cast at the Annual Meeting by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

     The Company's Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 1994 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

              OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Executive Compensation

     The following table sets forth information concerning the annual, long-term and other compensation paid or accrued by the Company and its subsidiaries for the years 1993, 1992 and 1991 for the persons who were at the end of 1993 the chief executive officer and the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                   Annual Compensation                       Compensation Awards
                                   -------------------                       --------------------

                                                                                              Shares
                                                                                            Underlying
                                                                Other                          Stock
                                                               Annual         Restricted       Options
Name and                                                     Compensa-           Stock         (No. of         All Other
Principal Position        Year     Salary ($)    Bonus ($)   tion ($)(1)     Awards ($)(2)     Shares)     Compensation ($)(3)
- ------------------        ----     ----------    ---------  ------------     -------------    --------     -------------------
John T. Ryan III,         1993   $  298,350   $    62,853        --          $   326,564          --         $     23,074
 President,               1992      285,480       107,100        --                   --          --               28,597
 Chairman and             1991(4)   217,051        90,100        --                   --        5,400                  --
 Chief Executive
 Officer

Werner E. Christen,       1993   $  268,736            --        --                   --          --                   --
 Vice President           1992      270,416   $    23,550        --                   --          --                   --
 (Managing                1991(5)   238,297        46,125        --                   --          --                   --
 Director of MSA
 Europe and General
 Director of German
 subsidiary)

Thomas B. Hotopp,         1993   $  192,200   $    32,500        --         $   125,995            --      $        13,352
 Senior Vice              1992      184,200        40,200        --                  --            --               15,376
 President-               1991(6)    88,626        18,400        --                  --         1,500                   --
 Safety Products

Frederick Tepper,         1993   $  150,860   $    25,700        --         $    89,341             --      $        21,210
 Vice President           1992      146,040        28,300        --                  --             --               23,470
                          1991      138,432        37,100        --                  --          1,700                   --

Donald E. Crean,          1993   $  142,300   $    17,900        --         $    83,181             --      $        20,732
 Vice President           1992      138,120        26,400        --                  --             --               22,987
                          1991      131,400        34,500        --                  --          1,600                   --

- ---------
(1) For each year, the incremental cost to the Company of personal benefits provided to any Named Officer did not exceed the lesser of $50,000 or 10% of aggregate salary and bonus.

(2) The amounts shown in this column represent the market values on January 29, 1993 of restricted shares awarded on that date. At December 31, 1993, the number and market values of restricted shares held by the Named Officers were as follows: Mr. Ryan, 9,489 shares ($400,910); Mr. Christen, none; Mr. Hotopp, 2,884 shares ($121,849); Mr. Tepper, 3,225 shares ($136,256); and
     Mr. Crean, 3,004 shares ($126,919). Holders of restricted shares receive dividends at the same rate as paid on other shares of Common Stock.

(3) 1993 amounts include Company matching contributions to the Company's Retirement Savings and Supplemental Savings Plans as follows: Mr. Ryan, $8,951; Mr. Hotopp, $7,688; Mr. Tepper, $6,192; and Mr. Crean, $5,693. 1993
     amounts also include life insurance premiums paid by the Company as follows: Mr. Ryan, $14,123; Mr. Hotopp, $5,664; Mr. Tepper, $15,018; and Mr.

     Crean, $15,039. As permitted by Securities and Exchange Commission regulations, no information is provided in this column for 1991.

(4) Mr. Ryan was elected Chairman and Chief Executive Officer in October 1991, having previously served as President since April 1990 and Executive Vice President.

(5)  Mr. Christen first became an executive officer of the Company in 1992.

(6)  Mr. Hotopp was first employed by the Company in July 1991.

Stock Option Exercises and Year-End Values

     The following table sets forth information concerning stock options under the Company's Management Share Incentive Plans (the "MSIP") held by the Named Officers at December 31, 1993. No stock options were granted to or exercised by executive officers in 1993.

                                  Number of
                                   Shares         Value of
                                 Underlying     Unexercised
                                 Unexercised    In-the-Money
                                 Options at      Options at
Name                              12/31/93      12/31/93 (3)
- ----                             -----------    ------------

John T. Ryan III                 8,766(1)        $   860
                                   894(2)        $     0
Werner E. Christen                   0                --
Thomas B. Hotopp                 1,500(1)        $     0
Frederick Tepper                 6,260(1)        $30,135
Donald E. Crean                  3,000(1)        $     0

- ---------
(1)  Options exercisable at December 31, 1993.

(2)  Options not exercisable at December 31, 1993.

(3) Represents the amount by which the December 31, 1993 market value of the shares subject to certain unexercised options exceeded the option price of those options as follows: Mr. Ryan, 860 shares; and Mr. Tepper, 3,060 shares. At December 31, 1993, the option price of all other unexercised options exceeded the market value of the option shares.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors has furnished the following report on 1993 executive compensation:

     The Compensation Committee of the Board of Directors is responsible for recommending to the Board salaries and bonuses to be paid to the Company's corporate officers, including its executive officers. The Compensation Committee is also responsible for administering the Company's shareholder approved 1987 Management Share Incentive Plan (the "MSIP"), which permits the Committee to make discretionary grants of stock options and restricted stock as incentives to executive officers and other key employees.

     The Compensation Committee's policy in recommending salaries is designed to pay executive officer salaries at competitive levels necessary to attract and retain competent personnel while at the same time recognizing Company and individual performance factors. To do this, the Company periodically retains compensation consultants to assist in evaluating each United States domestic executive officer position and in determining the market level salary range for the position based on salaries paid for executive positions with similar duties and responsibilities by other manufacturing companies of comparable size and sales volumes. Between these periodic evaluations, market level salary ranges for each position are reviewed to reflect changes shown by data provided from compensation surveys. Within the market level salary range for each executive officer position, the salary to be paid to the individual officer is determined based on a consideration of Company and individual performance. For domestic officers other than the chief executive officer, Company performance, measured primarily by consolidated net income for the preceding year, and compensation survey data are used to establish the aggregate budget for salary adjustments. Individual salary adjustments are then determined by allocating the aggregate budget taking into consideration the relationship of the officer's current salary to the market level range and an evaluation of the officer's individual performance made initially by the chief executive officer or the officer's other immediate supervisor. In the case of the chief executive officer, the individual performance evaluation and the determination of the amount of the salary adjustment is made by the Compensation Committee.

     The Company has one executive officer located overseas, Werner E. Christen, a Vice President of the Company. Mr. Christen is the Managing Director of MSA Europe and the General Director of the Company's German subsidiary. The determination of Mr. Christen's salary is made in a manner similar to that used for domestic executive officers except that the market level salary range for his position is determined by reference to salaries paid for similar executive positions in Germany and corporate performance is measured by the income of the German subsidiary, rather than by consolidated net income. In determining Mr. Christen's salary, the Company also takes into account the fact that Mr. Christen does not participate in stock option and restricted stock awards made to other executive officers under the MSIP and also does not receive many of the insurance and other benefits available to domestic officers.

     Executive officer salaries for 1993 were considered by the Committee in December 1992. For 1993, the Compensation Committee increased the salary of John
T. Ryan III, the chief executive officer, by 4.5% over his salary for 1992, which was somewhat higher than the budgeted average increase for 1993 executive officer salaries. In granting the increase, the Committee was influenced by the fact that Mr. Ryan's 1992 salary had been significantly below the median market salary for his position and that even with the increase his 1993 salary would still be significantly below the market salary median. The Committee also considered the significant increase in Mr. Ryan's responsibilities resulting from his assumption of the position of Chairman and Chief Executive Officer in October 1991, particularly in the area of overseas operations, which it felt was only partially recognized in his 1992 salary. The Committee felt that Mr. Ryan had provided notable leadership in evaluating and working toward a resolution of the problems presented by losses at the German metallized paper joint venture, in cutting costs and containing expenses domestically and overseas, particularly through the consolidation of U.S. manufacturing operations, and in strengthening the Company's management team through the addition of new personnel.

     The Company's annual bonus policy is designed to make a significant percentage of an executive officer's total cash compensation dependent upon corporate and individual performance. At targeted levels for domestic officers, this percentage is 40% of median market level salary for the chief executive officer, 30 to 33% for vice presidents and 22% or 13% for other officers. The percentage of the targeted bonus earned is initially determined as the percentage of achievement by the Company of a targeted level of consolidated net income for the year. The initial percentage determined by corporate performance may then be adjusted upward or downward for each officer based upon an evaluation of the individual officer's performance during the year, which is made initially by the chief executive officer or the officer's other immediate supervisor or, in the case of the chief executive officer, by the Compensation Committee. Individual bonuses may not exceed 150% of targeted levels. The total amount payable as bonuses in any year may not exceed the sum of (1) 2% of consolidated net income before bonuses and income taxes plus (2) 2% of the excess (if any) of (a) consolidated net income before bonuses and income taxes over (b) 16% of the consolidated shareholder's equity of the Company (excluding cumulative translation adjustments) at the end of the preceding year. The determination of the amount of the annual bonus to be paid to Mr. Christen is made after taking into consideration the income of the Company's German subsidiary and an evaluation of his individual performance.

     The Committee considered bonuses for 1993 at its meeting in February 1994. The Company's stated policy has been that no bonus be paid if consolidated net income for the year is less than 50% of the targeted amount. The 1993 earnings were, for the first time, less than this. However, the Committee determined that bonuses should nonetheless be paid. In making this determination, the Committee was influenced by the fact that consolidated net income was close to the minimum (44% vs. 50% of target) and that the total bonuses payable under the formulas of the plan would be 32% lower than the previous year, reflecting the reduced levels of the Company's financial performance. The Committee further considered the fact that under a salary freeze then in effect no salary increases would be granted to executive officers for 1994, and that officers' total compensation (salary plus bonus) would be significantly below competitive industry norms. The Committee also noted that corporate earnings, while below target, were achieved in a very difficult business environment and concluded that it would be appropriate to award executive bonuses at reduced levels. The amount of the 1993 bonus paid to John
T. Ryan III, the Chairman and Chief Executive Officer, reflected the percentage of achievement by the Company of the 1993 consolidated net income target.

     Awards under the MSIP are intended to provide executive officers with long-term incentives in the form of stock-based compensation to remain with the Company and to work to increase shareowner value. Under both types of awards authorized by the MSIP, stock options and restricted stock, the value received by the officer is a direct function of the Company's success in achieving a long-term increase in the market value of its Common Stock. Historically, the Committee has considered the grant of stock option awards every second year and the grant of restricted stock awards every third year. In accordance with this practice, the Committee considered and made awards under the MSIP in the form of restricted stock grants in January 1993. Under the terms of the awards, the restricted shares granted will vest over a term of five years, with one-third of the shares awarded vesting on March 15 in each of the years 1996 through 1998. Until vesting, the restricted shares, which are held in escrow by the Company, may not be sold and generally will be forfeited if the officer's employment terminates other than by death, disability or retirement under a Company retirement plan.

     In determining the level of the incentive to be provided to an individual executive officer in the form of restricted shares, the Committee considers the opportunity for the officer to contribute to the achievement of the Company's financial and/or strategic goals. This is done first by fixing a targeted value for the officer's position equal to 120% of the maximum annual bonus for the position which could be earned under the Company's annual bonus plan. The targeted value for the position may then be adjusted upward or downward by up to 50% based on an assessment of the individual officer's performance. The number of restricted shares to be granted to each officer is computed by dividing the value as so determined by the per share market price of the Company's Common Stock on the date of the Committee's action.

     The amount of the restricted stock award made to the chief executive officer for 1993 was 15% above the targeted award for his position. In increasing the amount of the award, the Committee was influenced by the same factors relating to Mr. Ryan's 1992 performance as were considered by the Committee in connection with Mr. Ryan's 1993 salary.

     The Company believes that stock options granted under the MSIP qualify as "performance-based compensation" under new Section 162(m) of the Internal Revenue Code, and the Company does not anticipate that it will be affected by the cap on deductibility of executive compensation imposed by that Section.

     The foregoing report was submitted by the Compensation Committee of the Board of Directors:

                                            G. Donald Gerlach, Chairman
                                            John M. Arthur
                                            Helen Lee Henderson
                                            John P. Roche
                                            John T. Ryan, Jr.
                                            Leo N. Short, Jr.

Compensation Committee Interlocks and Insider Participation

     There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

     During 1993, directors Arthur, Gerlach, Henderson, Roche, Ryan, Jr. and Short served as members of the Compensation Committee. Mr. Ryan, Jr. and Mr. Short are each former officers of the Company, and Mr. Ryan, Jr. is the father of Mr. Ryan III. Mr. Gerlach is a partner in the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company as its outside counsel.

Retirement Plans

     The following table shows the estimated annual retirement benefits payable upon normal retirement at age 65 under the Company's Non-Contributory Pension Plan for Employees to participating employees, including officers, in selected compensation and years-of-service classifications.

                                                5 Year Average Compensation
                          ------------------------------------------------------------------------
       Years of
        Service           $100,000    $200,000     $300,000     $400,000     $500,000     $600,000
       --------           --------    --------     --------      -------     --------      -------

           5              $   6,540  $    14,290  $    22,040  $    29,790  $    37,540  $    45,290
           15                19,619       42,869       66,119       89,369      112,619      135,869
           25                32,698       71,448      110,198      148,948      187,698      226,448
           35                45,777      100,027      154,277      208,527      262,777      317,027
           45                55,777      120,027      184,277      248,527      312,777      377,027

- ---------
Notes:

1. Years of service are based upon completed months of service from date of hire to date of retirement.

2. The benefits actually payable under the plan will be subject to the limitations of Sections 415 and 401(a)(17) of the Internal Revenue Code. These limitations have not been reflected in the table. However, the Board of Directors has passed a resolution providing for the payment by the Company to officers on an unfunded basis of the difference between the amounts payable under the benefit formula of the plan and the benefit limitations of Section 415 of the Internal Revenue Code.

3. This table applies to employees born in calendar year 1934. The actual benefits payable will vary slightly depending upon the actual year of birth.

4. The benefits shown have been calculated using the Social Security law in effect on January 1, 1994, with a maximum taxable wage base of $60,600 assumed until retirement.

     The amounts shown in the table are straight-life annuity amounts, assuming no election of any available survivorship option, and are not subject to any Social Security or other offsets. Benefits under the plan are based on the highest annual average of the participant's covered compensation for any five consecutive years of service, with covered compensation including salary and bonus. As of December 31, 1993, years of service under the plan for the Named Officers were: Mr. Ryan III, 24.50 years; Mr. Hotopp, 2.42 years; Mr. Tepper,
36.28 years; and Mr. Crean, 18.50 years.

     Mr. Christen does not participate in the Company's retirement plans, but instead participates in a separate plan of the Company's German subsidiary. Assuming normal retirement at age 65, the annual retirement benefit payable to Mr. Christen under this plan would be approximately 45% of his final annual salary. Based upon his 1993 salary, the amount of Mr. Christen's annual retirement benefit is estimated to be approximately $120,000.

     The Company's Executive Insurance Program was established to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. Under the program, the Company's group term life insurance in excess of $50,000 is replaced with permanent insurance up to an approved amount. Premiums are paid by the Company and are included under "All Other Compensation" in the above compensation table. In lieu of insurance after retirement, the participant may elect (i) an uninsured death benefit from the Company in the insurance amount, which would be taxable when paid, or (ii) to have 75% of the insurance amount paid to him by the Company in monthly installments over 15 years. If the second uninsured alternative were selected, the annual amount payable by the Company upon retirement would be $50,000 for Mr. Ryan III and $30,000 for Messrs. Hotopp, Tepper and Crean. If either of the two uninsured alternatives are selected, the death benefit on the insurance policy would be paid to the Company. Mr. Christen does not participate in this program.

Director Compensation

     In 1993, directors who are not employees of the Company or one of its subsidiaries were paid a retainer of $3,500 per quarter and $700 for each Board meeting and each meeting of a Committee of the Board that they attended. Commencing April 1, 1994, non-employee directors will receive a quarterly retainer of $4,000 and $1,000 per Board meeting attended. The fee for Committee meetings remains at $700 per meeting attended. Directors who are employees of the Company or a subsidiary do not receive additional compensation for service as a director. Under the Retirement Plan for Directors, directors who retire from the Board on or after attaining age 70 and completing at least 5 years of service as a director are entitled to receive a lifetime quarterly retirement allowance equal to the quarterly directors' retainer payable at the time of their retirement.

     The 1990 Non-Employee Directors' Stock Option Plan (the "DSOP") was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. Under the DSOP, directors who are not employees of the Company or a subsidiary receive annual stock option grants to purchase up to 200 shares of Common Stock at an option price equal to the market value on the date the options are granted. A further description of the DSOP appears under Proposal No. 2 below in connection with a proposed amendment to the DSOP to increase the annual stock option grant from 200 to 500 shares. Pursuant to the terms of the DSOP, on May 3, 1993 options to purchase 200 shares of Common Stock at an exercise price of $47.125 per share were granted to directors Arthur, Calihan, Gerlach, Henderson, Roche, Ryan, Jr. and Short.

     Subsequent to their retirement as employees Messrs. Ryan, Jr. and Short each entered into a consulting agreement with the Company, providing an annual consulting fee as compensation for his advisory services. Mr. Ryan Jr.'s agreement provides for an annual consulting fee of $65,000, and the current term of the agreement expires in 1996. Mr. Short's consulting agreement has a one-year term, renewable from year to year. In 1993, the consulting fee under the agreement was $60,000. Beginning in February 1994, the annual consulting fee is $30,000. If Mr. Ryan, Jr. or Mr. Short were to become incapacitated or die prior to the end of the term, the balance of the fees for the term would be paid in a lump sum to him or his estate.

Certain Relationships and Related Transactions

     The Company and its affiliates acted as sales agents with respect to sales of certain mining locomotives and spare parts for Goodman Equipment Corporation, and were paid commissions in 1993 of approximately $85,000 therefor. Nominee for director Calvin A. Campbell, Jr. is a majority owner, a director and President and Chief Executive Officer of Goodman Equipment Corporation.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   Among S&P 500 Index, Russell 2000 Index and Mine Safety Appliances Company

     Set forth below is a line graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended December 31, 1993 of $100 invested on December 31, 1988 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Russell 2000 Index. Because its competitors are principally privately held concerns or subsidiaries or divisions of corporations engaged in multiple lines of business, the Company does not believe it feasible to construct a peer group comparison on an industry or line-of-business basis. The Russell 2000 Index, while including corporations both larger and smaller than the Company in terms of market capitalization, is composed of corporations with an average market capitalization similar to that of the Company.

                      [GRAPH APPEARS HERE]
           COMPARISON OF FIVE YEAR CUMULATIVE RETURN
        AMONG MSA, S&P 500 INDEX AND RUSSELL 2000 INDEX

Measurement period	                S&P 500        RUSSELL 2000
(Fiscal year Covered)	  MSA		Index	           Index
- ---------------------	---------	---------	------------
Measurement PT -
12/31/88		$  100 		$  100  	$  100

FYE 12/31/89		$  135 		$  132 		$  116
FYE 12/31/90		$  121 		$  127		$   94
FYE 12/31/91		$  109 		$  166		$  137
FYE 12/31/92		$  101 		$  179 		$  162
FYE 12/31/93		$  109		$  197  	$  192




                               SECURITY OWNERSHIP

     Under regulations of the Securities and Exchange Commission, a person is considered the "beneficial owner" of a security if the person has or shares with others either the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, "beneficial ownership" of the Company's stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a "beneficial owner" has an economic interest in the shares indicated as "beneficially owned."

     The following table sets forth information regarding the amount and nature of beneficial ownership of the Company's Common Stock as of February 18, 1994 and 4-1/2% Cumulative Preferred Stock as of February 11, 1994 by each director, nominee and Named Officer and by all directors, nominees and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

                                                                               4-1/2% Cumulative
                                                      Common Stock              Preferred Stock
                                                ------------------------    ---------------------
                                                Amount and                  Amount and
                                                 Nature of      Percent     Nature of      Percent
                                                Beneficial        of        Beneficial       of
Name                                           Ownership (1)   Class (1)    Ownership       Class
- ----                                           -------------   ---------    ----------------------


John T. Ryan III                                  250,500(2)        4.16%       187          .78%
John M. Arthur                                      4,525(3)         .08%        --           --
Joseph L. Calihan                                     200           --           --           --
Calvin A. Campbell, Jr.                                --           --           --           --
G. Donald Gerlach                                  18,600(4)         .31%        --           --
Helen Lee Henderson                               657,889(5)       10.95%       897(5)      3.72%
John P. Roche                                       6,600            .11%        --           --
John T. Ryan, Jr.                                 581,720(6)        9.68%       352(6)      1.46%
Leo N. Short, Jr.                                  16,230(7)         .27%        --           --
Werner E. Christen                                    400            .01%        --           --
Thomas B. Hotopp                                    5,384            .09%        --           --
Frederick Tepper                                    9,485(8)         .16%        --           --
Donald E. Crean                                     6,244            .10%        --           --
All executive officers, nominees and
  directors as a group (20 persons)             1,565,484(9)       25.91%     1,436         5.96%

- ---------
(1) The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the MSIP or the DSOP:
     Mr. Ryan III, 9,660 shares; Mr. Calihan, 200 shares; Mr. Short, 400 shares; each other director, 600 shares; Mr. Hotopp, 1,500 shares; Mr. Tepper, 6,260 shares; Mr. Crean, 3,000 shares; and all directors, nominees and executive officers as a group, 32,520 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the MSIP, as to which such persons have voting power only: Mr. Ryan III, 9,489 shares; Mr. Hotopp, 2,884 shares; Mr. Tepper, 2,635 shares; Mr. Crean, 3,004 shares; and all directors, nominees and executive officers as a group, 29,864 shares.

(2) Does not include 54,383 shares of Common Stock held by Mr. Ryan III's wife. Includes 17,500 shares of Common Stock held in a trust as to which Mr. Ryan III and Mr. Gerlach share voting and investment power as co-trustees.

(3)  Mr. Arthur shares voting and investment power with his wife.

(4) Does not include 100 shares of Common Stock owned by Mr. Gerlach's wife. Includes 17,500 shares of Common Stock held in a trust as to which Mr. Gerlach and Mr. Ryan III share voting and investment power as co-trustees.

(5) Includes 554,710 shares of Common Stock and 318 shares of 4-1/2% Cumulative Preferred Stock held in trusts, as to which Ms. Henderson shares voting and investment power with co-trustees. See the following discussion of the beneficial ownership of PNC Bank Corp. and Carl E. Glock, Jr.

(6) Includes 8,928 shares of Common Stock and 93 shares of 4-1/2% Cumulative Preferred Stock held in a testamentary trust under which Mr. Ryan, Jr. shares voting power with a co-trustee. Does not include 139,456 shares of Common Stock owned by Mr. Ryan, Jr.'s wife and 96,000 shares of Common Stock and 1,000 shares of 4-1/2% Cumulative Preferred Stock held in an irrevocable inter vivos trust under which Mr. Ryan, Jr.'s wife has voting power.

(7) Includes 4,600 shares of Common Stock as to which Mr. Short shares voting and investment power with his wife.

(8)  Does not include 3,665 shares of Common Stock owned by Mr. Tepper's wife.

(9) See the other footnotes above. Also includes 300 shares of Common Stock as to which an executive officer shares voting and investment power with his wife.

     As of February 18, 1994, to the best of the Company's knowledge, six persons or entities beneficially owned more than 5% of the Company's Common Stock. The beneficial ownership of Helen Lee Henderson and John T. Ryan, Jr. appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

                                             Amount and
                                             Nature of          Percent
Name and Address                             Beneficial           of
of Beneficial Owner                          Ownership           Class
- ------------------                           ---------           -----

PNC Bank Corp.                             724,853(1)(2)(3)     12.06%
PNC Bank Building                                    (4)(5)
Pittsburgh, Pennsylvania 15265

Helen Ruth Henderson                       429,357(3)(6)         7.14%
728 Fairview Road
Pittsburgh, Pennsylvania 15238

Carl E. Glock, Jr.                         397,004(5)            6.61%
2150 South Ocean Boulevard
Delray Beach, Florida 33483

State Farm Mutual Automobile               375,422(7)            6.25%
Insurance Company
One State Farm Plaza
Bloomington, Illinois 61710

- ---------
(1) All shares are held by subsidiary banks of PNC Bank Corp. ("PNC") in various fiduciary capacities. The banks have sole voting and investment power with respect to 86,375 and 3,000 shares, respectively, and share voting and investment power with respect to 638,478 and 636,525 shares, respectively.

(2)  Includes 8,928 shares as to which PNC and Mr. Ryan, Jr. share voting power.

(3) Includes 74,840 shares as to which PNC and Helen Ruth Henderson share voting and investment power.

(4) Includes 157,706 shares as to which PNC and Helen Lee Henderson share voting and investment power with a third person as co-trustees. The trustees have delegated the authority to vote these shares to Helen Lee Henderson.

(5) Includes 397,004 shares as to which PNC, Helen Lee Henderson and Mr. Glock share voting and investment power as co-trustees. The trustees have delegated the authority to vote these shares to Helen Lee Henderson.

(6) Helen Ruth Henderson has sole voting and investment power with respect to 308,965 shares and shares voting and investment power with respect to 120,392 and 74,840 shares, respectively. Does not include 6,240 shares of Common Stock held by Helen Ruth Henderson's husband. Helen Ruth Henderson is the mother of Helen Lee Henderson.

(7) Based upon their Schedule 13G filed with Securities and Exchange Commission, as of December 31, 1993 State Farm Mutual Automobile Insurance Company and related entities had sole voting and investment power over 375,422 shares of Common Stock, of which 169,622 shares were held by State Farm Growth Fund, Inc. and 205,800 shares were held by the State Farm Employees Savings and Thrift Plan.

     Section 16(a) of the Securities and Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that all 1993 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners were complied with.

                                 PROPOSAL NO. 2
        AMENDMENT TO THE 1990 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     The Executive Committee of the Board of Directors proposes that the 1990 Non-Employee Directors' Stock Option Plan (the "DSOP") be amended to increase the number of shares for which stock options are granted annually under the DSOP from 200 to 500 shares of Common Stock per non-employee director. The Executive Committee recommends that the shareholders vote "FOR" approval of the proposed amendment to the 1990 Non-Employee Directors' Stock Option Plan.

The DSOP

     The DSOP was approved by the shareholders at the 1991 Annual Meeting. Its purposes are to enhance the mutuality of interests between the non-employee directors and shareholders of the Company through increased share ownership by directors and to assist the Company in attracting and retaining able persons to serve as directors.

     The DSOP provides that on the third business day following each Annual Meeting of Shareholders, each director who is not an employee of the Company or a subsidiary shall automatically be granted a nonstatutory stock option to purchase 200 shares of Common Stock at an option price per share equal to the market value of a share of Common Stock on the date of grant. On March 10, 1994, such market value was $42.6875 per share. Stock options granted under the DSOP become exercisable six months from the date of grant and expire ten years from the date of grant. Options which have not yet become exercisable are forfeited if the director resigns or is removed for cause. Otherwise, unexpired options may be exercised for two years following termination of service as a director (90 days in the case of resignation or removal), but not less than six months from the date of grant.

     Stock options granted under the DSOP may be exercised by paying the option price to the Company in cash and/or by delivering to the Company shares of Common Stock having a market value on the date of exercise equal to the option price of the shares being purchased. Shares of Common Stock used to pay the option price of a stock option must have been held by the director for at least one year prior to the date of exercise.

     The total number of shares of Common Stock which may be issued upon the exercise of stock options under the DSOP is limited to 50,000 shares, subject to proportionate adjustment for stock splits and similar events. Options for 3,600 shares of Common Stock are presently outstanding under the DSOP. Directors Arthur, Gerlach, Henderson, Roche and Ryan, Jr. each hold three options for 200 shares at option prices of $47.125, $43.875 and $55.00 per share. Mr. Short holds two options for 200 shares at option prices of $47.125 and $43.875. Mr. Calihan holds one option for 200 shares at an option price of $47.125 per share. Mr. Ryan III does not participate in the DSOP.

Proposed Amendment

     The proposed amendment provides that, subject to shareowner approval, the number of shares of Common Stock subject to the annual stock option grants under the DSOP will be increased from 200 shares to 500 shares per non-employee director, commencing with the stock options to be granted under the DSOP following the 1994 Annual Meeting. The stock options presently outstanding under the DSOP will not be affected by the amendment.

     In addition to promoting the identification with shareholder interests which results from increased share ownership by directors, one of the principal purposes of the DSOP is to assist the Company in attracting and retaining able persons to serve as non-employee directors of the Company by permitting the Company to offer a competitive compensation package for non-employee directors. At its meeting on February 25, 1994, the Executive Committee of the Board increased the quarterly retainer for non-employee directors from $3,500 to $4,000 and increased the per meeting fees for non-employee directors from $700 to $1,000 per Board of Directors' meeting attended. The increase in the annual stock option grants under the DSOP, which was approved by the Executive Committee at the same meeting, is intended to increase the competitiveness of the stock component of the Company's compensation package for non-employee directors.

Vote Required

     Approval of the proposed amendment to the DSOP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Unless otherwise specified by the shareholder on the proxy card, proxies received in the accompanying form will be voted "for" approval of the proposed amendment. Since the aggregate number of shares voted "for", "against" or "abstain" is counted in determining the minimum number of affirmative votes required for approval, an abstention has the same legal effect as a vote "against" the proposal.

                                 PROPOSAL NO. 3
                             SELECTION OF AUDITORS

     Because of the importance to the shareholders of having the Company's accounts reviewed by independent accountants, it is the opinion of the Board of Directors that the selection of auditors should be submitted to the shareholders. The firm of Price Waterhouse has been the independent auditors for the Company since 1959. Price Waterhouse has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

     As independent accountants for the fiscal year ended December 31, 1993 Price Waterhouse provided auditing services in connection with their examination of the consolidated financial statements of the Company, the separate financial statements of its subsidiaries and periodic filings made by the Company with the Securities and Exchange Commission.

     The Board of Directors recommends a vote for the selection of Price Waterhouse as independent auditors, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of Price Waterhouse will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See "Election of Directors" for information concerning the Audit Committee of the Board of Directors.

     Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider other auditors for 1995.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

                           ANNUAL REPORT ON FORM 10-K

     Upon written request to the undersigned Secretary of the Company (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 1993 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

                           1995 SHAREHOLDER PROPOSALS

     To be eligible for inclusion in the Company's proxy statement for the 1995 Annual Meeting, any shareholder's proposal(s) must be received by the Company at its principal executive offices not later than November 16, 1994.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telegraph or telephone. Employees will receive no additional compensation for any such solicitation.

                                          By Order of the Board of Directors,

                                                     DONALD H. CUOZZO
                                                        Secretary

   Proxy--Mine Safety Appliances Company--1994 Annual Meeting of Shareholders

    The undersigned hereby appoints JOHN T. RYAN, JR., JOHN T. RYAN III and DONALD H. CUOZZO, or any of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 1994 Annual Meeting of Shareholders and any adjournment thereof:

      The Board of Directors recommends a vote FOR items 1, 2 and 3 below:

1. Election of three Directors for terms expiring in 1997. Nominees: Calvin
   A. Campell, Jr., G. Donald Gerlach and John T. Ryan, Jr.

      FOR all nominees listed (except as          WITHHOLD AUTHORITY to
        marked to the contrary below) [_]    vote for all nominees listed [_]

(Instructions: To withhold authority to vote for any nominee, write that nominee's name on the line provided below.)

2. Approval of an amendment to the 1990 Non-Employee Directors' Stock Option Plan to increase annual stock option grants from 200 to 500 shares per
   non-employee director.        FOR [_]     AGAINST [_]     ABSTAIN [_]

3. Selection of Price Waterhouse as independent auditors.
                                 FOR [_]     AGAINST [_]     ABSTAIN [_]

          This proxy is solicited on behalf of the Board of Directors.

    This proxy will be voted as directed, or, if no direction is given, FOR items 1, 2 and 3 above. A vote FOR item 1 includes discretionary authority to vote for a substitute if any nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

    The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

                                 Dated.................................., 1994
                                 ...................................... (SEAL)
                                 ...................................... (SEAL)
                                                  (Signature)
                                 Please sign exactly as your name appears hereon. FOR JOINT ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.

       PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE
                              ENCLOSED ENVELOPE.

[LOGO MINE SAFETY APPLIANCES COMPANY]

MINE SAFETY APPLIANCES COMPANY   P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230
                             PHONE (412) 967-3000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4-1/2% CUMULATIVE PREFERRED STOCK
  OF MINE SAFETY APPLIANCES COMPANY:

     Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Wednesday, April 27, 1994, at 10:00 A.M., local Pittsburgh time, at the Company's headquarters, 121 Gamma Drive, RIDC Industrial Park, O'Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

          (1) Election of Directors: The election of three directors for a term of three years;

          (2) Amendment of the 1990 Non-Employee Directors' Stock Option Plan:
     Approval of an amendment to the Company's 1990 Non-Employee Directors' Stock Option Plan to increase annual stock option grants under the plan from 200 to 500 shares of Common Stock per non-employee director.

          (3) Selection of Auditors: The selection of independent auditors for the year ending December 31, 1994;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 18, 1994 are entitled to notice of and to vote at the meeting and any adjournment thereof. You are cordially invited to attend the meeting even though as a holder of 4-1/2% Cumulative Preferred Stock you have no voting rights.

                                          By Order of the Board of Directors,

                                                     DONALD H. CUOZZO
                                                        Secretary

March 16, 1994